Exhibit 99.1

 Southwest Water Files for Extension to File First Quarter Form 10-Q


    LOS ANGELES--(BUSINESS WIRE)--May 10, 2007--Southwest Water
Company (NASDAQ:SWWC) announced that it would delay filing its quarterly report on Form 10-Q and issuing the news release announcing the financial results of first quarter ended March 31, 2007. It also will postpone an investor conference originally scheduled for today at 1:30 p.m. Pacific Daylight time.

    The company said it requires more time to complete work relating to the recording of revenues at one of its operating units. Southwest Water will file a Form 12b-25 for an extension in connection with the delayed filing.

    Southwest Water Company provides a broad range of services including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people across the US depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's website: www.swwc.com.


    CONTACT: Southwest Water Company
             DeLise Keim, VP of Corp. Communications, (213) 929-1846 www.swwc.com or
             PondelWilkinson Inc.
             Robert Jaffe, (310) 279-5969
             www.pondel.com